EXHIBIT 10.1

May 15, 2014

Mr. Varun Nagaraj

19020 Portos Dr,

Saratoga, CA 95070-5121

Dear Varun:

On behalf of the Board of Directors I am pleased to offer you a position with Sierra Monitor Corporation (“SMC” or the “Company”) as its President and Chief Executive Officer, starting on or before July 7, 2014 (your actual start date is referred to herein as the “Employment Commencement Date”). While employed hereunder, you agree to devote your full business efforts and time to the Company provided, however, that you may engage in civic and not-for-profit activities, serve on the boards of directors or serve as an advisor to non-competitive private or public companies, and, to the extent provided for below, participate in the Program (as defined below), so long as such activities do not materially interfere with the performance of your duties to the Company.

Your starting base salary will be $25,000.00 per month, which over a full year would equal $300,000.00 (the “Base Salary”), less payroll deductions and all required withholdings. Commencing in January, 2015, your Base Salary will be reviewed by the Board of Directors at least annually for possible increases. Commencing in January, 2015 you will also be eligible to receive an annual bonus of up to seventy-five percent (75%) of your Base Salary in 2015, based upon achieving goals to be mutually agreed upon between you and the Board; provided, however, that the Company agrees that your annual bonus in 2015 will be no less than twenty five percent (25%) of your Base Salary. In 2016 and, in the Board’s discretion, subsequent years, you will be eligible to receive an annual bonus of up to one hundred percent (100%) of your Base Salary, based upon achieving goals to be mutually agreed upon between you and the Board. Any such annual bonuses will be paid to you no later than March 15 following the year to which it relates, provided you must be an employee of the Company at the time such annual bonus is paid. In the six month period from July through December, 2014 you will be paid a fixed bonus of $50,000.00 in lieu of a performance based schedule.

You will also be eligible for SMC’s standard benefits package on terms comparable to those provided to the Company’s executive officers. During your term of employment with the Company, you shall be entitled to paid vacation in accordance with the Company’s vacation accrual policies for its executive officers.

We note that you intend to pursue a Doctor of Management (DM) program at Case Western Reserve University commencing in the fall of 2015 and ending in the spring of 2018 (the “Program”). Your attendance at that program is expected to benefit the Company and your ability to provide vision and focus. Subject to the conditions set forth in this Agreement, you are authorized to attend the three year program and the Company will pay the related fees up to $50,000 per year and any normal and customary travel and board expenses. Fees will be paid directly to the University contingent upon your continued progress and passing grades. Your authorization to attend the Program, and the Company’s agreement to pay fees and expenses as provided for above, is further contingent on your attendance and participation in the Program not materially interfering with the performance of your duties to the Company, which the Board may reassess from time to time after the completion of the first year of the program and on not less than an annual basis.

Within thirty (30) days following the Employment Commencement Date, SMC will grant you a stock option covering 600,000 shares of Company common stock (the “Equity Award”). The Equity Award will be an incentive stock option to the maximum extent possible under the Internal Revenue Code, and the remaining portion of the Equity Award shall be a nonqualified stock option. Subject to your continued service with SMC, and further subject to accelerated vesting as specified herein, your Equity Award will vest as to 1/4th of the covered shares on the first anniversary of the Employment Commencement Date, and the remaining unvested covered shares shall vest in 36 equal monthly installments thereafter, so that the Equity Award will be 100% vested on the fourth anniversary of the Employment Commencement Date. Your Equity Award will otherwise have the standard terms and conditions of our stock option agreement under our 2006 Stock Plan, except as specified herein. Your stock option will be priced at 100% of the fair market value of the underlying shares of common stock on the grant date.

Subject to your executing and not revoking a release of claims in favor of SMC in substantially the form attached hereto as Exhibit A (a “Release”), in the event your employment is terminated by SMC without Cause (as defined below) or in the event you resign for Good Reason outside of the “Change in Control Period,” then (A) you shall receive severance payments of six (6) months’ Base Salary and six (6) months’ annual target bonus, paid in a lump sum (B) you shall receive six (6) monthly payments of $3,500 in lieu of Company-subsidized COBRA, payable whether or not you or your covered dependents elect COBRA continuation benefits, and (C) fifty percent (50%) of your then outstanding equity to acquire shares of the Company’s common stock or other equity awards shall immediately vest and become exercisable (the “Termination Release Payment”).

Subject to your executing and not revoking a Release, in the event your employment is terminated by SMC other than for “Cause” within the period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following the date upon which a “Change in Control” occurs (the “Change in Control Period”), or in the event that within the Change in Control Period you voluntarily terminate your employment for Good Reason, then (A) you shall receive severance payments of twelve (12) months’ Base Salary and twelve (12) months’ annual target bonus, paid in a lump-sum, (B) you shall receive twelve (12) monthly payments of $3,500 in lieu of Company-subsidized COBRA, payable whether or not you or your covered dependents elect COBRA continuation benefits, and (C) all of your then outstanding equity to acquire shares of the Company’s common stock or other equity awards shall immediately vest and become exercisable (the “Change in Control Release Payment”). For the avoidance of doubt, under no circumstances will you be entitled to receive both the Termination Release Payment and the Change in Control Release Payment.

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For the purposes of this offer letter agreement, “Cause” means (A) your continued failure to perform your employment duties and responsibilities, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment after you have received a written demand of performance from the Company which describes the factual basis for the Company’s belief that you have not substantially performed your duties and responsibilities and provides you with thirty (30) calendar days to cure such non-performance to the Company’s satisfaction, (B) any material act of personal dishonesty taken by you in connection with your duties and responsibilities as an employee, (C) your commission of an act of fraud resulting in material economic or financial injury to the Company, (D) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude or that the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (E) your willful breach of any fiduciary duty owed by you to the Company that the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (F) you being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or any cease and desist order is entered with respect to any such action (regardless of whether or not you admit or deny liability in such action), (G) you obstructing or impeding, endeavoring to influence, obstruct or impede, or failing to materially cooperate with, any investigation authorized by the Company, its Board of Directors or any governmental or self-regulatory organization, or (H) your material breach of this Agreement or the Proprietary Information Agreement (as defined herein).

For the purposes of this offer letter agreement, “Change in Control” shall have the meaning ascribed to such term in the 2006 Stock Plan. Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(v) or Treasury Regulation Section 1.409A-3(i)(5)(vii) shall not be considered a Change in Control for purposes of this Agreement.

For the purposes of this offer letter agreement, “Good Reason” means that your employment terminates pursuant to your resignation within 180 days after any of the following is undertaken by the Company (or its acquirer) without your consent: (i) a reduction of your Base Salary or target annual bonus, (ii) a material reduction in your duties, authority or responsibilities; (iii) your office is relocated to a location more than thirty (30) miles from your then current office location; provided, however, that Good Reason shall not exist unless you have provided written notice to the Board of the purported grounds for the Good Reason within ninety (90) days of its initial existence and the Company has been provided at least thirty (30) days to remedy the condition.

If any payment or benefit you would receive pursuant to this offer letter agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) accelerated vesting of the equity compensation awards shall be cancelled/reduced next, with full-value awards reduced/cancelled prior to stock option/stock appreciation awards. The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

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The severance benefits described herein are, as noted herein, subject to your execution of a Release, and such Release becoming effective in accordance with its terms within twenty-eight (28) days following the termination date. No vesting acceleration or severance benefits pursuant to such section shall be paid or provided unless and until the Release becomes effective. Any severance payment or benefit to which you would otherwise be entitled during such twenty-eight (28) day period shall be paid or provided by the Company in full arrears on the twenty-ninth (29th) day following your employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A (“Section 409A”).

Notwithstanding any provision to the contrary herein, no Deferred Compensation Separation Payments (as defined below) that become payable under this offer letter agreement by reason of a termination of your employment with the Company (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A. Further, if you are a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of your termination of employment (other than a termination of employment due to death), then the severance payable to you, if any, under this letter, when considered together with any other severance payments or separation benefits that are in each case considered deferred compensation under Section 409A (together the “Deferred Compensation Separation Payments”) that are payable within the first six (6) months following your termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of your termination of employment, when they shall be paid in full arrears. All subsequent Deferred Compensation Separation Payments, if any, will be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your employment termination but prior to the six (6) month anniversary of your employment termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of death and all other Deferred Compensation Separation Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this offer letter agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this offer letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

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Enclosed is a copy of our Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Proprietary Information Agreement”). This document assigns rights to all inventions to SMC and requires you to keep confidential all matters regarding SMC technology and business relationships until SMC has made such information public. Please read, sign, and return this agreement on your first day of work.

You agree that any information that constitutes “Company Confidential Information” under your Proprietary Information Agreement shall be subject to the terms thereof, including, without limitation, the restrictions concerning nondisclosure and non-use of Company Confidential Information set forth therein, regardless of whether such information was disclosed to you in connection with your participation in the Program. You further agree that any material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by you, solely or in collaboration with others, during the course of your participation in the Program shall constitute “Inventions” under your Proprietary Information Agreement shall be subject to the terms thereof, including, without limitation, those related to the ownership and assignment thereof to the Company and waiver of any rights related thereto. You agree to enter into such further agreements and instruments, and to take such further actions, as the Company may reasonable request to secure its rights described in this paragraph, including, without limitation, using your reasonable best efforts to cause Case Western University to enter into such agreements and instruments, and to take such further actions, as the Company may reasonably request in connection therewith.

You and SMC understand and acknowledge that your employment with SMC constitutes “at-will” employment. Subject to the provision of any severance benefits required above, you and SMC acknowledge that this employment relationship may be terminated at any time, with or without good cause or notice or for any or no cause, at the option of either you or SMC.

You represent that you (a) are not a party to an employment agreement or other contract or arrangement which prohibits your full time employment with SMC, and (b) do not know of any conflict which would restrict your employment with SMC.

This offer letter agreement, the agreement relating to the Equity Award referenced herein and the Proprietary Information Agreement are the entire agreement and understanding between you and SMC as to the subject matter hereof, and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this offer letter agreement shall be binding unless in writing and signed by duly authorized representatives of you and SMC.

This offer letter agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California. You hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this offer letter agreement.

Federal legislation requires all employers to verify the authorization to work of all employees. Under this law, you will be required to furnish documentation within 72 hours of starting work.

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If you wish to accept employment at SMC under the terms set out above, please sign and date this offer letter agreement and return it to me no later than the end of the day on May 10, 2014.

Sincerely,

Gordon R. Arnold
CEO
I have read and accept the above:

, 2014
Varun Nagaraj	Date Signed

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EXHIBIT A

SMC/VARUN NAGARAJ

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between SMC (the “Company”) and Varun Nagaraj (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the offer letter agreement by and between Company and Employee (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.          Termination. Employee’s employment from the Company terminated on __/___/__ (the “Termination Date”).

2.          Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information Agreement between Employee and the Company. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3.          Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee, except for the consideration set forth in the Employment Agreement, defined as the Termination Release Payment or the Change in Control Release Payment, payable following the execution of this Agreement.

4.          Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)          any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

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(b)          any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)          any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)          any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act;

(e)          any and all claims for violation of the federal, or any state, constitution;

(f)          any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)          any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Employee under the Employment Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5.          Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

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6.          No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

7.          Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

8.          No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

9.          No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

10.         Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

11.         Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

12.         No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

13.         Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

14.         Entire Agreement. This Agreement, along with the Proprietary Information Agreement and Employee’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

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15.         No Oral Modification. This Agreement may only be amended in writing signed by Employee and a duly authorized representative of the Company.

16.         Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

17.         Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

18.         Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

19.         Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)          They have read this Agreement;

(b)          They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)          They understand the terms and consequences of this Agreement and of the releases it contains;

(d)          They are fully aware of the legal and binding effect of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SMC

Dated:	By

Varun Nagaraj, an individual

Dated:

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